Exhibit 99.2

OCEANFIRST BANK

NEW DIRECTOR DEFERRED COMPENSATION MASTER AGREEMENT

THIS Agreement is adopted effective as of the 1st day of January, 2005, by OceanFirst Bank, a federally-chartered savings bank, hereinafter referred to as the “Plan Sponsor,” as follows:

RECITALS

WHEREAS, the Plan Sponsor established for directors a deferred compensation plan that was documented in the “Director Deferred Compensation Master Agreement” (the “Plan”) effective as of August 1, 1995, to provide additional retirement benefits and income tax deferral opportunities for a select group of management and/or highly compensated employees of the Plan Sponsor and its Affiliates (collectively, the “Company”). The Plan is intended to be a “top hat plan,” exempt from certain requirements of ERISA, pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and

WHEREAS, the Plan Sponsor intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA. The Plan is not intended to qualify for favorable tax treatment pursuant to Section 401(a) of the Code or any successor section or statute.

WHEREAS, the Plan Sponsor intends to amend and restate the Plan, effective as of January 1, 2005, primarily to conform the Plan to the requirements of Internal Revenue Code Section 409A, enacted as part of the American Jobs Creation Act of 2004.

NOW, THEREFORE, the Plan Sponsor hereby restates the Plan to read as follows effective as of January 1, 2005.

ARTICLE 1

Definitions

For the purpose of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Account or Accounts” shall mean a book account reflecting amounts credited to a Participant’s Deferral Account as adjusted for earnings and for distributions or withdrawals made to or by the Participant or his Beneficiary.

1.2 “Affiliate” shall mean any business entity other than the Plan Sponsor that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which the Plan Sponsor is a member; all other trade or business (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with the Plan Sponsor; any service organization other than the Plan Sponsor that is a member of an Affiliated service group, within the meaning of Section 414(m) of the Code, of which the Plan Sponsor is a member; and any other organization that is required to be aggregated with the Plan Sponsor under Section 414(o) of the Code.

1.3 “Bank” means OceanFirst Bank and any successor thereto.

1.4 “Beneficiary” shall mean one or more persons, trusts, estates or other entities that are entitled to receive benefits under this Plan upon the death of the Participant.

1.5 “Benefit Age” shall mean the birthday on which a Participant becomes eligible to receive benefits under the Plan. Such birthday shall be designated in the Participant’s Joinder Agreement.

1.6 “Change of Control” shall mean the occurrence of either Subparagraph (a), (b), or (c), below, or any combination of said event(s) as described within the meaning of Treasury regulations 1.409A-3(g)(5):

(a) Change of Ownership of the Plan Sponsor. A change of ownership of the Plan Sponsor occurs on the date that any one person or persons acting as a Group (as that term is defined in Subparagraph (2)) acquires ownership of the stock of the parent holding company of the Plan Sponsor, OceanFirst Financial Corp., that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of OceanFirst Financial Corp. or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of OceanFirst Financial Corp.

(i) However, if any person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of OceanFirst Financial Corp., the acquisition of additional stock by the same person or Group of persons is not considered to cause a Change of Control. In addition, the term Change of Control shall apply if there is an increase in the percentage of stock owned by any one person or persons, acting as a Group, as a result of a transaction in which the Plan Sponsor acquires its stock in exchange for property. The rule set forth in the immediately preceding sentence applies only when there is a transfer of stock of OceanFirst Financial Corp. (or issuance of stock of OceanFirst Financial Corp.) and the stock of OceanFirst Financial Corp. remains outstanding after the transaction.

(ii) Persons will not be considered to be acting as a Group solely because they purchase or own stock of OceanFirst Financial Corp. at the same time or as a result of the same public offering. However, persons will be considered to be acting as a Group if they are shareholders of OceanFirst Financial Corp. and it enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with another corporation. If a person owns stock in OceanFirst Financial Corp. and another corporation is involved in a business transaction, then the shareholder of OceanFirst Financial Corp. is deemed to be acting as a Group with other shareholders in OceanFirst Financial Corp. prior to the transaction.

(b) Effective Change of Control. If OceanFirst Financial Corp. does not qualify under Subparagraph (a), above, then it may still meet the definition of Change of Control on the date that either:

(i) Any one person, or more than one person, acting as a Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of OceanFirst Financial Corp. possessing thirty-five percent (35%) or more of the total voting power of the stock of OceanFirst Financial Corp.; or

(ii) A majority of the numbers of OceanFirst Financial Corp. Board of Directors are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of OceanFirst Financial Corp. Board of Directors prior to the date of the appointment or election.

(c) Change in Ownership of OceanFirst Financial Corp’s Assets. A change in the ownership of a substantial portion of OceanFirst Financial Corp’s assets occurs on the date that any person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or person’s assets from OceanFirst Financial Corp. that have a total fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of OceanFirst Financial Corp. immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of OceanFirst Financial Corp., or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There will be no Change of Control under this Subparagraph (c) when there is a transfer to an entity that is controlled by the shareholders of OceanFirst Financial Corp. immediately after the transfer. A transfer of assets by OceanFirst Financial Corp. is not treated as a change in ownership of such assets if the assets are transferred to:

(i) A shareholder of OceanFirst Financial Corp. (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, fifty percent (50%) or more of the total value or voting power of which is owned directly or indirectly by OceanFirst Financial Corp.;

(iii) A person, or more than one person, acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of OceanFirst Financial Corp.; or

(iv) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Subparagraph (c), above.

(v) A complete liquidation or dissolution of OceanFirst Financial Corp.; or

(vi) The sale of other disposition of at least seventy-five percent (75%) in net fair market value of all or substantially all of the assets of OceanFirst Financial Corp. to any person or persons, not in the normal course of business.

Notwithstanding the above, no event shall constitute a Change of Control unless it also constitutes a “change of control event” within the meaning of Section 409A of the Code and the regulations thereunder.

1.7 “Code” shall mean the Internal Revenue Code of 1986, and the Treasury regulations or any other authoritative guidance issued thereunder, as may be amended from time to time.

1.8 “Claimant” shall mean a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9 “Declared Rate” shall have the meaning set forth in Section 4.3 of this Plan.

1.10 “Deferral Account” shall mean: (i) the sum of the Participant’s Deferral Amount(s) that may be allocated in whole or in part by a Participant pursuant to his or her initial deferral election to the Deferral Account for any one Plan Year, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number), less (iii) all distributions made from the Deferral Account. At the time of the Participant’s initial deferral election, for any one Plan Year, the Participant shall specify in his or her Joinder Agreement the form in which payment shall be made to the Participant or his or her Beneficiaries. Distributions from the Deferral Account will begin as of the date or event specified in the Participant’s Joinder Agreement.

1.11 “Deferral Amount” shall mean that portion of a Participant’s Director Fees that a Participant elects to defer for any one Plan Year as specified in the Participant’s Joinder Agreement.

1.12 “Deferral Period” shall mean the period of time designated in the Participant’s Joinder Agreement during which the Participant shall be entitled to defer current Director Fees. The Deferral Period shall commence on the date designated in the Participant’s Joinder Agreement.

1.13 “Director” shall mean any non-employee member of the Board of Directors of the Plan Sponsor [and/or the Company].

1.14 “Director Fees” shall mean the fees, committee fees, and/or retainers paid in cash and received from the Bank [and/or the Company].

1.15 “Disability.” A disability shall occur if, upon a determination by a duly licensed physician selected by the Plan Sponsor, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and the Participant is “disabled” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).

1.16 Effective Date” is January 1, 2005.

1.17 “Entry Date” shall mean with respect to an individual, the first day of the calendar quarter following the date on which the individual first becomes eligible to participate in the Plan.

1.18 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.19 “Joinder Agreement” shall mean the document executed by the Participant and Plan Administrator whereby the Participant agrees to participate in the Plan.

1.20 “Participant” shall mean any Director of the Plan Sponsor [and/or the Company]: (i) who is selected to participate in this Plan, (ii) who elects to participate in this Plan by signing a Joinder Agreement, and (iii) who completes and signs certain election form(s) required by the Plan Administrator.

1.21 “Payout Period” means the time frame during which benefits under this Plan are payable.

1.22 “Permissible Payments” shall mean one or more of the following six (6) events upon which payment will be made to a Participant or their Beneficiary under the terms of the Plan: (i) the Participant’s Separation from Service, (ii) the Participant’s death, (iii) the Participant’s Disability, (iv) a change in ownership or effective control of the Plan Sponsor, or in the ownership of a substantial portion of the assets of the Plan Sponsor, (v) upon the occurrence of an Unforeseeable Emergency, or (vi) a time (or pursuant to a fixed schedule) specified under the Plan or the Joinder Agreement (in accordance with the terms of the Plan), within the meaning of Treasury regulation 1.409A-3(i)(1).

1.23 “Plan Administrator” shall be the Board of Directors or their designee. A Participant in the Plan should not serve as a singular Plan Administrator. If a Participant is part of a group of participants designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under the Plan; matters solely affecting the applicable Participant will be resolved by the remaining Plan Administrator members or by the Board.

1.24 “Plan” shall mean this OceanFirst Bank New Director Deferred Compensation Master Agreement evidenced by this instrument (formerly known as the “Director Deferred Compensation Master Agreement”), as amended from time to time.

1.25 “Plan Year” shall mean the twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.26 “Predecessor Plan” shall mean the Director Deferred Compensation Master Agreement as in effect on October 3, 2004, a copy of which is attached to this restated Plan as Appendix 1. The Predecessor Plan governs all amounts considered by law to be deferred before January 1, 2005, and not subject to Code Section 409A. The Predecessor Plan set forth in Appendix 1 shall not be materially modified, within the meaning of Code Section 409A and the guidance thereunder, after October 3, 2004.

1.27 “Separation from Service” A Participant separates from service with the Plan Sponsor if the Participant dies, or otherwise has a “separation from service” with the Plan Sponsor or an Affiliate, within the meaning of Section 409A(a)(2)(A)(i) of the Code.

1.28 “Specified Employee” shall mean a Participant who the Plan Sponsor reasonably believes to be a “specified employee” within the meaning of Section 409A of the Code. Notwithstanding other provisions of this Plan to the contrary, distributions hereunder to a Specified Employee on account of a Separation from Service may not be made before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Specified Employee). If payments to a Specified Employee are to be made in installments, each installment payment to which a Specified Employee is entitled upon a Separation from Service will be delayed by six (6) months. A Participant meeting the definition of Specified Employee on December 31 or during a 12 month period ending December 31 will be treated as a Specified Employee for the 12 month period commencing the following April 1.

1.29 “Trust” shall mean one or more trusts that may be established in accordance with the terms of the Plan.

1.30 “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant or Beneficiary’s spouse, or the Participant or Beneficiary’s dependent(s) (as defined in Section 152(a) of the Code) or loss of the Participant or Beneficiary’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary that constitutes an “unforeseeable emergency” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-3(g)(3).

ARTICLE 2

Eligibility

2.1 Eligibility. Eligibility to participate in this Plan is limited to Directors.

2.2 Enrollment Requirements. As a condition to participation in this Plan, each director shall complete, execute, and return to the Plan Administrator a Joinder Agreement within the time specified by the Plan Administrator. In addition, the Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable. All elections to defer Director Fees with respect to a Plan Year shall be irrevocable, except as permitted under Section 3.2(c) below (Unforeseeable Emergency).

ARTICLE 3

Contributions and Credits

3.1 Deferrals. For each Plan Year, a Participant may elect to defer Directors Fees, in an amount equal to the lesser of (i) a fixed dollar amount or (ii) the actual amount of fees the Participant earned during any given quarter. The amount of Participant’s projected Deferral Amount and the Deferral Period shall be set forth in the Participant’s Joinder Agreement and shall continue in effect pursuant to the terms of this Plan until the Participant amends his or her Joinder Agreement by filing with the Plan Administrator a Notice of Adjustment of Deferral Amount. A copy of a Notice of Adjustment of Deferral Amount can be obtained from the Plan Administrator.

3.2 Election to Defer Director Fees.

(a) First Year of Eligibility. If a Director becomes a Participant in the Plan after the beginning of a Plan Year, he or she may make an initial deferral election within thirty (30) days after the date he or she becomes eligible with respect to Director Fees paid for services to be performed subsequent to the election. An election to defer Director Fees shall be irrevocable and shall continue in effect until the Participant submits a Notice of Adjustment of Deferral Amount to the Plan Administrator in accordance with Section 3.2(b) of this Plan. For a Participant’s deferral election to be valid, the Joinder Agreement must be completed and signed by the Participant and accepted by the Plan Administrator.

(b) Deferral Election Rules. For each succeeding Plan Year after the first, in the event a Participant elects to change his or her Deferral Amount, the Participant must submit a Notice of Adjustment of Deferral Amount to the Plan Administrator by December 15th before the year in which the Participant’s services are performed.

(c) Terminations of Deferral Elections Following an Unforeseeable Emergency. If a Participant receives a payment upon an Unforeseeable Emergency under this Plan, the deferral election for that Plan Year shall terminate upon payment to the Participant. A Participant may again elect to defer Director Fees for any succeeding Plan Year, in accordance with the terms of this Plan.

ARTICLE 4

Crediting Account(s)

4.1 Crediting Account(s). As of the last day of each month during the Plan Year (the “Determination Date”), the Participant’s Deferral Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be based upon the Declared Rate (as defined in Section 4.3 hereof). Interest shall be based upon the average daily balance of the Participant’s Deferral Account since the last preceding Determination Date, but after the Deferral Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

4.2 Statement of Accounts. The Plan Administrator shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Plan Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account as of the last day of the preceding Plan Year.

4.3 Declared Rate. The “Declared Rate” shall mean an annual rate equal to: (i) the rate provided to the Bank’s qualified 401(k) plan participants investing in the Stable Fund provided for in such qualified plan, plus (ii) 250 basis points. Accrual of interest on deferred Directors Fees shall not commence until the first day of the month following the end of the quarter during which such Directors Fees were ratably earned and deferred. The Interest Factor, for purposes of compounding monthly interest and annuitizing and/or discounting, shall be adjusted annually at the beginning of each calendar year to reflect any change to the Stable Fund rate for such calendar year. Should (i) the Bank’s qualified 401(k) plan be terminated, (ii) such qualified 401(k) plan be amended so that the Stable Fund rate is no longer applicable to such plan, or (iii) the Bank designate a different qualified 401(k) plan provider and such successor provide does not offer the Stable Fund, the Bank’s Board of Directors shall designate both an alternative interest rate and spread to such interest rate, if any, which shall be used for purposes of compounding monthly interest and annuitizing and/or discounting pursuant to this Agreement; provided, however, that such alternative interest rate and spread designated by the Bank’s Board of Directors shall not be less than an annual rate equal to: (i) the ask yield for the One Year Treasury Bill with a maturity date closest to one (1) year, as published by The Wall Street Journal on December 31 of the most recent calendar year, plus (ii) 150 basis points.

ARTICLE 5

Vesting

5.1 Vesting of Benefits. A Participant shall at all times be 100% vested in his Deferral Account.

ARTICLE 6

Payment of Amounts Due

6.1 Payment Following Separation from Service Other Than Death. Except for Separation from Service due to death, a Participant shall be paid his or her Deferral Account balance commencing on the date specified in his or her Joinder Agreement following attainment of his or her Benefit Age. Notwithstanding the above, if the date specified in the Participant’s Joinder Agreement is the Participant’s Separation from Service and the Participant is a Specified Employee at the time of his or her Separation from Service, such payment will commence six (6) months after the Participant’s Separation from Service.

6.2 Payment Following Disability. In the event of a Disability, the Participant shall be paid his or her Deferral Account balance with payment or payments being made or commencing within thirty (30) days following the determination of a Participant’s Disability. The Participant’s Deferral Account shall be paid in monthly installments throughout the Payout

Period, unless an alternative distribution option is elected in the Participant’s Joinder Agreement. If the Participant dies while receiving installment payments under this Section, his Beneficiary will be entitled to the present value of remaining payments in a lump sum.

6.3 Payment Following Death. In the event of the Participant’s death, the Participant’s Beneficiary shall be paid the Participant’s Deferral Account balance as specified in the Participant’s Joinder Agreement. Said payment or payments shall commence within thirty (30) days following the date of death of the Participant. In addition, upon the Participant’s death, the Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of $10,000. This benefit shall be provided specifically for the purpose of providing payment for funeral and/or burial expenses of the Participant. Such benefit will be paid within 30 days of notification of the Participant’s death. The Participant’s Beneficiary shall not be entitled to such benefit if the Participant is terminated for cause prior to his death.

6.4 Payment Following Change in Control. A Participant shall be paid his or her Account balance following a Change in Control with payments being made or commencing within thirty (30) days following the Change in Control event, but only to the extent such payment(s) complies with regulations and other guidance issued by the United States Secretary of the Treasury or Internal Revenue Service with respect to Section 409A(a)(2)(A)(v) of the Code. Payments upon a Change in Control shall be made in accordance with the Participant’s Joinder Agreement.

6.5 Payment in the Event of an Unforeseeable Emergency. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Plan Administrator for payment of an amount that shall not exceed the lesser of: (i) the Participant’s vested Account(s), or (ii) the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment. A Participant may not receive such a payment to the extent that the Unforeseeable Emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. If the Plan Administrator approves a Participant’s petition for a payment then the Participant shall receive said payment as soon as administratively feasible after such approval.

6.6 Subsequent Changes in the Form of Payment. If permitted by the Plan Sponsor, and subject to limitations below, a Participant may elect to change his or her form of payment due to Disability or Death by submitting a Notice of Election to Change Form of Payment to the Plan Administrator, provided that such change will not take effect for at least twelve (12) months after the date on which the election is made and approved by the Plan Administrator. A Participant may also elect to change his or her form of payment as a result of Separation from Service and/or in the event of a Change of Control, by submitting a Notice of Election to Change Form of Payment to the Plan Administrator, provided that (i) such change will not take effect until at least twelve (12) months after the date on which the election is made and approved by the Plan Administrator, and (ii) the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid.

6.7 Subsequent Changes in the Time and Form of Payment. A Participant may, upon written notice to the Plan Administrator, make a change that further delays or changes the time or form of payment of a previously elected Deferral Account, provided that the following requirements are satisfied: (i) the change does not take effect until at least twelve (12) months after the date on which the change is made, (ii) the first payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made, and (iii) the change cannot be made less than twelve (12) months before the date of the first scheduled payment.

6.8 Special Transition Rule. With respect to deferred compensation amounts under the Plan that are subject to Code Section 409A, payment method elections may be made or revised by a Participant on or before December 31, 2008, with respect to the form of payment of such amounts. Such election will not be treated as a change in the form and timing of a payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3) provided the election is made and filed with the Plan Sponsor on or before December 31, 2008. Any election made pursuant to this Section is applicable only to amounts that are not otherwise payable in the year in which the election is made.

6.9 Effect of Other Permissible Payment Events. Should an event occur that triggers a payment as a result of Disability, death, an Unforeseeable Emergency, Separation from Service, or following a Change of Control, any amounts subject to a Deferral Account that have not yet been paid shall instead be paid in accordance with the Permissible Payment event that triggers such a distribution.

6.10 Method of Payments.

(a) Cash. All Permissible Payments made under the Plan shall be made in cash.

(b) Definition of Payment. The term “payment” shall be treated as a single payment for purposes of subsequent changes of time or form of payment, within the meaning of Treasury regulations 1.409A-2(b)(2).

(c) Form of Payment. A Participant, in connection with his or her commencement of participation in the Plan, may elect the form (method) of payment for the applicable Permissible Payment event. Upon the occurrence of a Permissible Payment event, the Participant’s Account shall be calculated as of the Permissible Payment event. If a Participant has failed to select an optional form of payment (i.e. lump sum), his or her Account shall be paid in monthly installments throughout the Payout Period. The amount of the Participant’s monthly installment benefit shall be the annuitized value (using the Declared Rate) of the Participant’s Deferral Account, measured initially as of the date of the Permissible Payment event and re-annuitized at the beginning of each calendar year thereafter using the Declared Rate in effect at such time, as adjusted pursuant to Section 4.3. The amount of each monthly installment payment shall be determined by dividing the value of the Participant’s Deferral Account immediately prior to such payment by the number of payments remaining to be paid. Any unpaid Account Balance shall continue to be deemed to be invested pursuant to Article 5, in which case any deemed income, gains, losses, or expenses shall be reflected in the actual payments.

6.11 No Accelerations. Notwithstanding anything in this Agreement to the contrary, no change submitted on a Notice of Election to Change Form of Payment shall be accepted by the Plan Sponsor if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted by Section 409A of the Code), and the Plan Sponsor shall deny any change made to an election if the Plan Sponsor determines that the change violates the requirement under Section 409A of the Code. The Plan Sponsor may, however, accelerate certain distributions under the Plan to the extent permitted under Section 409A of the Code as follows:

(a) Domestic Relations Order. The Plan will permit direct payment of a Participant’s vested Account Balance to an individual other than a Participant as necessary to fulfill a domestic relations order, as defined in Section 414(p)(1)(B) of the Code.

(b) Conflicts of Interest. The Plan will permit such acceleration of the time or schedule of payment under the Plan as may be necessary to comply with applicable Federal, state, local, or foreign ethics laws or interest law to the extent permitted by Treasury Regulation 1.409A-3(j)(4)(iii).

(c) De Minimis and Specified Amounts. The Plan will permit the acceleration of the time or schedule of payment to a Participant, provided that (i) the payment accompanies the termination in the entirety of the Participant’s interest in the Plan; (ii) the payment is made on or before the later of: (A) December 31 of the Calendar Year in which occurs the Participant’s Separation from Service from the Plan Sponsor, or (B) the date is 2 1/2 months after the Participant’s Separation from Service from the Plan Sponsor; and (iii) the payment is not greater than $10,000.

6.12 Unsecured General Creditor Status of Participant.

(a) Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Plan Sponsor and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Plan Sponsor’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Plan Sponsor under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Plan Sponsor and no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Plan Sponsor.

(b) In the event that the Plan Sponsor purchases an insurance policy or policies insuring the life of a Participant or employee, to allow the Plan Sponsor to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Plan Sponsor or Trustee shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

(c) In the event that the Plan Sponsor purchases an insurance policy or policies on the life of a Participant as provided for above, then all of such policies shall be subject to the claims of the creditors of the Plan Sponsor.

(d) If the Plan Sponsor chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Plan Sponsor or the insurance company designated by the Plan Sponsor.

6.13 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or Administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Sponsor and the Plan Administrator from further liability on account thereof.

6.14 Distribution in the Event of Taxation. If for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to a Participant or Beneficiary prior to actual receipt, the Participant or Beneficiary may petition the Plan Administrator for a payment of that portion of his or her benefit that has become taxable. Upon the grant of such petition, which grant shall not be unreasonably withheld, the Plan Administrator shall distribute to the Participant or Beneficiary immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account balance under this Plan), but only to the extent such payment will not fail to comply with Section 409A(a)(2) or (3) of the Code. If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant or Beneficiary petition is granted. Such a distribution shall effect and reduce the benefits to be paid to the Participant or Beneficiary under this Plan.

ARTICLE 7

Beneficiary Designation

7.1 Designation of Beneficiaries.

(a) Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed in writing with the Plan Administrator during the Participant’s lifetime. Beneficiary designations shall be made in the Participant’s Joinder Agreement

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Plan Sponsor shall pay the benefit payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stripes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Plan Sponsor may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.

(c) If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Plan Sponsor may distribute the payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Plan Sponsor deems to be appropriate.

7.2 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Plan Sponsor’s records shall be binding on the Participant or Beneficiary for all purposes of this Plan. The Plan Sponsor shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 8

Termination, Amendment or Modification

8.1 Plan Termination. The Plan Sponsor reserves the right to terminate the Plan. The Plan Sponsor also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time. The Plan automatically shall terminate upon the dissolution of the Plan Sponsor, or upon a merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to specifically adopt and agree to continue the Plan. The Plan Sponsor reserves the right, by action of its Board of Directors, to terminate the Plan and distribute to Participants their vested Account(s), but subject to the following restrictions imposed by Code Section 409A:

(a) Distributions will be made if the Plan is terminated within twelve (12) months of a corporate dissolution taxed under IRC Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(i) The calendar year in which the Plan termination occurs;

(ii) The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) The first calendar year in which the payment is administratively practicable.

(b) Distributions will be made if the Plan Sponsor terminates the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control event (as defined in Treasury Regulations 1.409A-2(g)(5)). The Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Plan Sponsor are terminated so that all participants in all similar arrangements are required to receive all amounts of Compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c) The Plan Sponsor may also terminate the Plan and make distributions provided that:

(i) All plans sponsored by the Plan Sponsor will be aggregated with any terminated arrangements if the same Participant participated in all of the arrangements that are terminated;

(ii) No payments other than payments that would be payable under the terms of the plan if the termination had not occurred are made within twelve (12) months of the plan termination;

(iii) All payments are made within twenty-four (24) months of the plan termination; and

(iv) The Plan Sponsor does not adopt a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements, at any time within five years following the date of termination of the Plan.

8.2 Amendment of Plan. The Plan Sponsor may, at any time, amend or modify this Plan in whole or in part; provided, however, that, except to the extent necessary to bring the Plan into compliance with Section 409A(a)(2),(3), or (4) of the Code:

(i) No amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s Account(s), in existence at the time an amendment or modification is made, and

(ii) No amendment or modification shall materially and adversely affect the Participant’s rights to be credited with additional amounts on such Account(s), or otherwise materially and adversely affect the Participant’s rights with respect to such Account(s). The amendment or modification of this Plan shall have no effect on any Participant or Beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification.

ARTICLE 9

Administration

9.1 Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members and such written consent is filed with the minutes of the proceedings of the Plan Administrator. A member shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair or any other member or members of the Plan Administrator designated by the Chair may execute any certificate or other written direction on behalf of the Plan Administrator. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant or the Plan Sponsor. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

9.2 Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To select the deemed investment options available from time to time;

(b) To construe and interpret the terms and provisions of this Plan;

(c) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(d) To maintain all records that may be necessary for the administration of this Plan;

(e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(f) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(g) To administer this Plan’s claims procedures;

(h) To approve election forms and procedures for use under this Plan; and

(i) To appoint a plan recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Plan Administrator may from time to time prescribe.

9.3 Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

9.4 Compensation, Expenses and Indemnity. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Plan Sponsor to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Plan Sponsor.

9.5 Plan Sponsor Information. To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator, on all matters relating to the Compensation of its Participants, the date and circumstances of the Disability, death, or Separation from Service of its employees who are Participants, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 10

Claims Procedures

10.1 Claims Procedure. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000, and codified in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a) Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Plan Sponsor. The Plan Sponsor shall review the claim itself or appoint an individual or entity to review the claim.

(b) Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the claimant receives written notice from the Plan Sponsor or appointee of the Plan Sponsor prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision. Such extension is not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed. If the Plan Sponsor denies the claim, it must provide to the Claimant, in writing or by electronic communication:

(i) The specific reasons for such denial;

(ii) Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and

(iv) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(c) Review Procedures. A request for review of a denied claim must be made in writing to the Plan Sponsor within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Plan Sponsor’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Sponsor. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination. Upon completion of its review of an adverse initial claim determination, the Plan Sponsor will give the Claimant, in writing or by electronic notification, a notice containing:

(i) its decision;

(ii) the specific reasons for the decision;

(iii) the relevant Plan provisions on which its decision is based;

(iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefit;

(v) a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(d) Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(e) Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedure required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide reasonable claims procedure that would yield a decision on the merits of the claim.

(f) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

10.2 Arbitration of Claims. If a claim continues to be disputed after following the noted Claim Procedures, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board of Arbitration shall consist of one member selected by the claimant, one member selected by the Board of Directors of the Bank and one member selected by the first two members. The Board of Arbitration shall operate under any generalized recognized set of arbitration rules. The parties hereto agree that they, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitration with respect to any controversy properly submitted to it for determination.

ARTICLE 11

The Trust

11.1 Establishment of Trust. The Plan Sponsor may establish a grantor trust, of which the Plan Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan (the “Trust”). If the Plan Sponsor establishes a Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Plan Sponsor from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Plan Sponsor. The Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, 1992-2 C.B. 422. If the Plan Sponsor establishes a Trust, the assets of the Trust will be subject to the claims of the Plan Sponsor’s creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Plan Sponsor shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Plan Sponsor other than the unsecured right to receive payments from the Plan Sponsor, as provided in this Plan.

11.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Plan Sponsor to the assets transferred to the Trust. Each shall at all times remain liable to carry out its obligations under the Plan. The Plan Sponsor’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

11.3 Contribution to the Trust. Amounts may be contributed by the Plan Sponsor to the Trust at the sole discretion of the Plan Sponsor.

ARTICLE 12

Miscellaneous

12.1 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. To the extent any provision of the Plan is determined by the Plan Administrator (acting in good faith), the Internal Revenue Service, the United States Department of the Treasury or a court of competent jurisdiction to fail to comply with Section 409A(a)(2), (3) or (4) of the Code with respect to any Participant or Participants, such provision shall have no force or effect with respect to such Participant or Participants.

12.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Plan Sponsor may be required to garnish amounts from payments due under this Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participants’ or any other persons’ bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct.

12.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Plan Sponsor and the Participant nor a right to continue in service as a Director. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Plan Sponsor as an employee or to interfere with the right of the Plan Sponsor to discipline or discharge the Participant at any time.

12.4 Unclaimed Benefits. In the case of a benefit payable on behalf of a Participant, if the Plan Administrator is unable to locate the Participant or beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Plan Sponsor upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Participant or beneficiary, without interest from the date it would have otherwise been paid.

12.5 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of New Jersey, without regard to its conflicts of laws principles.

12.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Plan Sponsor. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

12.7 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Plan Sponsor. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

12.8 Compliance. A Participant shall have no right to receive payment with respect to the Participant’s Account Balance until all legal and contractual obligations of the Plan Sponsor relating to establishment of the Plan and the making of such payments shall have been complied with in full.

12.9 Successor Company. The Plan may be continued after a sale of assets of the Plan Sponsor, or a merger or consolidation of the Plan Sponsor into another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the transferee, purchaser or successor entity the Plan does not continue the Plan, the Plan shall automatically terminate, and the provisions of Article 9.1 shall become operative.

12.10 Section 409A of the Code Compliance. Notwithstanding anything in the Plan to the contrary, (i) this Plan may be amended by the Plan Sponsor at any time, retroactively if required, to the extent required to conform the Plan to Section 409A of the Code, (ii) no provision of the Plan shall be followed to the extent that following such provision would result in a violation of Section 409A of the Code, and (iii) no election made by a Participant hereunder, and no change made by a Participant to a previous election shall be effective if such election or change would violate any of the requirements of Section 409A of the Code, resulting in early taxation and penalties.

12.11 Required Provisions. In the event that any of the provisions of this Plan are in conflict with this Section 12.11, this Section shall prevail:

(a) The Plan Sponsor’s board of directors may terminate an employee’s employment at any time, but any termination by the Plan Sponsor, other than termination for cause, shall not prejudice employee’s right to compensation or other benefits under this Plan. An employee shall not have the right to receive compensation or other benefits for any period after termination for cause.

(b) If an employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Plan Sponsor’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Plan Sponsor’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Plan Sponsor may in its discretion: (1) pay the employee all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If an employee is removed and/or permanently prohibited from participating in the conduct of the Plan Sponsor’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Plan Sponsor, under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Plan Sponsor under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his designee), at the time the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Plan Sponsor under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Plan Sponsor or when the Plan Sponsor is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to employees pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the Plan Sponsor has signed this Plan document as of September 17, 2008.

ATTEST/WITNESS	For: OceanFirst Bank

(Signature)	(Signature)

(Print Name)	(Print Name)

(Title)

(Date)

Appendix 1

See Predecessor Plan

DIRECTOR DEFERRED COMPENSATION MASTER AGREEMENT

(AS IN EFFECT ON DECEMBER 31, 2004)

This Director Deferred Compensation Master Agreement (the “Agreement”), effective as of the 1st day of August, 1995, formalizes the understanding by and between OCEAN FEDERAL SAVINGS BANK (the “Bank”), a federally chartered savings bank, and certain eligible Directors, hereinafter referred to as “Directors”, who shall be selected and approved by the Bank to participate in this Agreement by execution of a Director Deferred Compensation Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank.

W I T N E S S E T H :

WHEREAS, the Directors serve the Bank as members of the Board; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Directors and wishes to encourage continued service of each; and

WHEREAS, the Bank values the efforts, abilities and accomplishments of such Directors and recognizes that the Directors’ services will substantially contribute to its continued growth and profits in the future; and

WHEREAS, the Directors wish to defer a certain portion of their fees to be earned in the future; and

WHEREAS, the Directors and the Bank desire to formalize the terns and conditions upon which the Bank shall pay such deferred compensation to the Directors or their designated Beneficiaries; and

WHEREAS, the Bank and the Directors intend this Agreement to be considered an unfunded arrangement, maintained primarily to provide retirement income for such Directors, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Director Deferred Compensation Master Agreement which controls all issues relating to the Deferred Compensation Benefits as described herein:

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Director agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Bank” means OCEAN FEDERAL SAVINGS BANK and any successor thereto.

1.2	“Beneficiary” means the individual(s) (and their heirs) or entity(ies) designated as Beneficiary in the Director’s Joinder Agreement to whom the deceased Director’s benefits are payable. If no designated Beneficiary is living at the time of the Director’s death, the benefits payable pursuant to this Agreement shall pass in accordance with the Director’s will or by the laws of intestacy, as applicable.

1.3	“Benefit Age” shall be the birthday on which the Director becomes eligible to receive benefits under the plan. Such birthday shall be designated in the Director’s Joinder Agreement.

1.4	“Benefit Eligibility Date” shall be the date on which the Director is entitled to receive his Deferred Compensation Benefit. It shall be the first day of the month following the month in which the Director attains the Benefit Age designated in his Joinder Agreement.

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1.5	“Cause” means personal dishonesty, willful misconduct, willful malfeasance; breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank.

1.6	“Deferral Period” means the period of time designated in the Director’s Joinder Agreement during which the Director shall be entitled to defer current Director’s Fees. The Deferral Period shall commence on the date designated in the Director’s Joinder Agreement.

1.7	“Deferred Compensation Benefit” means the annuitized value (using the Interest Factor) of the Director’s Elective Contribution Account, measured as of the Director’s Benefit Age. Such benefit shall be payable in monthly installments throughout the Payout Period and shall commence on the Director’s Benefit Eligibility Date. Should the Director make a Timely Election to receive a lump sum benefit payment by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of the Joinder Agreement), “Deferred Compensation Benefit” means a lump sum benefit payment equal to the value of the Director’s Elective Contribution Account, measured as of the Director’s Benefit Age and payable to the Director on his Benefit Eligibility Date.

1.8	“Director’s Fees” means the Board fees, committee fees, and/or retainer received from the Bank during any calendar quarter.

1.9	“Disability Benefit” means the benefit payable to the Director following a determination, in accordance with Subsection 4.3, that he is no longer able, properly and satisfactorily, to perform his duties as a Director.

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1.10	“Effective Date” of this Agreement shall be August 1, 1995.

1.11	“Elective Contribution” shall refer to any bookkeeping entry required to record a Director’s voluntary quarterly pre-tax deferral of all or a portion of his Director’s Fees which shall be made in accordance with the Director’s Joinder Agreement.

1.12	“Elective Contribution Account” shall be represented by the bookkeeping entries required to record (i) a Director’s Elective Contributions plus (ii) accrued interest, equal to the Interest Factor, earned to date on such amounts. However, neither the existence of such bookkeeping entries nor the Elective Contribution Account itself shall be deemed to create either a trust of any kind, or a fiduciary relationship between the Bank and the Director or any Beneficiary.

1.13	“Estate” means the estate of the Director.

1.14	“Financial Hardship” means an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Director or of a dependent of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances which arise as a result of events not within the control of the Director. The circumstances that shall constitute an unforeseeable emergency will depend upon the facts of each case, but, in any instance, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Director’s assets to the extent such liquidation would not itself cause severe Financial Hardship, or (iii) by cessation of deferral under the plan. Examples of what are not considered to be unforeseeable emergencies include the need to send the Director’s child to college or the decision to purchase a home.

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1.15	“Financial Hardship Benefit” means a withdrawal or withdrawals of an amount or amounts attributable to a Financial Hardship and limited to the extent reasonably needed to satisfy the emergency need.

1.16	“Interest Factor” for purposes of compounding monthly interest and annuitizing and/or discounting shall mean an annual rate equal to; (i) the rate provided to the Bank’s qualified 401(k) plan participants investing in the Stable Fund provided for in such qualified plan, plus (ii) 250 basis points. Accrual of interest on deferred Director’s Fees shall not commence until the first day of the month following the end of the quarter during which such Director’s Fees were ratably earned and deferred. The Interest Factor, for purposes of compounding monthly interest and annuitizing and/or discounting, shall be adjusted annually at the beginning of each calendar year to reflect any change to the Stable Fund rate for such calendar year. Should (i) the Bank’s qualified 401(k) plan be terminated, (ii) such qualified 401(k) plan be amended so that the Stable Fund rate is no longer applicable to such plan, or (iii) the Bank designate a different qualified 401(k) plan provider and such successor provider does not offer the Stable Fund, the Bank’s Board of Directors shall designate both an alternative interest rate and spread to such interest rate, if any, which shall be used for purposes of compounding monthly interest and annuitizing and/or discounting pursuant to this Agreement; provided, however, that such alternative interest rate and spread designated by the Bank’s Board of Directors shall not be less than an annual rate equal to: (i) the ask yield for the One Year Treasury Bill with a maturity date closest to one (1) year, as published by The Wall Street Journal on December 31 of the most recent calendar year, plus (ii) 150 basis points.

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1.17	“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in monthly installments commencing on the first day of the month following the occurrence of the event which triggers distribution and continuing for a period of months, as designated in the Director’s Joinder Agreement. Should the Director make a Timely Election to receive a lump sum benefit payment by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of the Joinder Agreement), the Director’s Payout Period shall be deemed to be one (1) month, and any inconsistent language in the Director’s Joinder Agreement shall be superseded by this Subsection.

1.18	“Projected Deferral” is an estimate, determined upon execution of a Joinder Agreement, of the total amount of Director’s Fees to be deferred by the Director during his Deferral Period, and so designated in the Director’s Joinder Agreement.

1.19	“Revised Projected Deferral” is an estimate, determined upon an effective filing with the Administrator of a Notice of Adjustment of Deferral Amount (Exhibit B of the Joinder Agreement), of the total amount of Director’s Fees to be deferred by the Director during his Deferral Period.

1.20

(a) “Survivor’s Benefit” means (assuming the Normal Form of Payment is applicable) a stream of monthly installments payable to the Beneficiary throughout the Payout Period, equal to the amount designated in the Director’s Joinder Agreement, and subject to Subsection 5.1(a). However, in no event shall such Survivor’s Benefit be less than the annuitized value (using the Interest Factor) of the Director’s Elective Contribution Account, measured as of the Director’s date of death and payable over the Payout Period. (b) “Survivor’s Benefit” means (assuming the Alternative Payout Option is applicable) a

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lump sum benefit payable to the Beneficiary within thirty (30) days of the date the Bank receives notice of the Director’s death, equal to the amount designated in the Director’s Joinder Agreement, and subject to Subsection 5.1(c). However, in no event shall such Survivor’s Benefit be less than the balance of the Director’s Elective Contribution Account, measured as of the Director’s date of death and payable in a lump sum within thirty (30) days of the date the Administrator receives notice of the Director’s death.

1.21	“Timely Election” means the Director has made an election to receive a lump sum benefit by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of the Joinder Agreement) at least two (2) years prior to the Director’s Benefit Eligibility Date.

SECTION II

DEFERRED COMPENSATION

Commencing on the execution date of the Director’s Joinder Agreement, and continuing through the earliest of (i) the end of the Director’s Deferral Period, (ii) the date of any termination of the Director’s service with the Bank, or (iii) the date of the Director’s death, the Director and the Bank agree that the Director shall be entitled to defer into his Elective Contribution Account up to One Hundred Percent (100%) of the quarterly Director’s Fees which the Director would otherwise be entitled to receive from the Bank for each quarter during the Deferral Period. At no time shall the Director’s Revised Projected Deferral exceed the Director’s Projected Deferral, without Board of Director approval. The specific amount of Director’s Fees which the Director elects to defer quarterly pursuant to this Agreement shall be designated in the Director’s Joinder Agreement and shall apply only to fees attributable to services not yet performed.

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SECTION III

ADJUSTMENT OF DEFERRAL AMOUNT

Deferral of the specific amount of Director’s Fees designated in the Director’s Joinder Agreement shall continue in effect pursuant to the terms of this Agreement unless and until the Director amends his Joinder Agreement by filing with the Administrator a Notice of Adjustment of Deferral Amount (Exhibit B of the Joinder Agreement). If the Bank increases the amount of fees earned by the Director, the Director can include such additional amounts in his quarterly deferral, provided that approval from the Board of Directors is obtained, by filing a Notice of Adjustment of Deferral Amount. A Notice of Adjustment of Deferral Amount shall be effective if filed with the Administrator at least thirty (30) days prior to any January 1st during the Director’s Deferral Period. Such Notice of Adjustment of Deferral Amount shall be effective commencing with the January 1st following its filing and shall be applicable only to Director’s Fees attributable to services not yet performed by the Director. If, in accordance with Section II of this Agreement, the Director’s Revised Projected Deferral exceeds the Director’s Projected Deferral; the Director’s Survivor’s Benefit may be recomputed to reflect the increase in the Director’s Projected Deferral. If Board of Director approval is obtained to recompute the Survivor’s Benefit, such revised Survivor’s Benefit shall be evidenced by a properly executed amendment to the Director’s Joinder Agreement.

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SECTION IV

RETIREMENT BENEFIT

4.1	Retirement Benefit.

(a) Normal Form of Payment.

Subject to Subsection 5.1, the Director shall be entitled to receive, upon attainment of his Benefit Eligibility Date, a Deferred Compensation Benefit determined by annuitizing (using the Interest Factor) the value of the Director’s Elective Contribution Account, measured initially as of the Director’s Benefit Age, and re-annuitizing at the beginning of each calendar year thereafter, using the Interest Factor in effect at such time as adjusted pursuant to Subsection 1.16. The Deferred Compensation Benefit shall be payable in monthly installments throughout the Payout Period. In the event of the Director’s death after commencement of the Deferred Compensation Benefit, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b) Election by Beneficiary to Receive Lump Sum Benefit.

In the event of the Director’s death after commencement of the monthly Deferred Compensation Benefit, but prior to completion of all such payments due and owing hereunder, the Director’s Beneficiary may request to receive the unpaid balance of the Director’s Elective Contribution Account in the form of a lump sum payment. Payment of the balance of the Elective Contribution Account in such lump sum form shall be made only if (i) Board of Director approval is obtained; and (ii) the Director’s Beneficiary notifies the Administrator in writing of such election within ninety (90) days of the Director’s death. Such lump sum payment, if approved by the Board of Directors, shall be payable within thirty (30) days of such Board of Director approval.

(c) Alternative Payout Option.

Subject to Subsection 5.1, and provided the Director has made a Timely Election to

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receive a lump sum benefit by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of the Joinder Agreement); the Director may elect to receive, upon attainment of his Benefit Eligibility Date, a lump sum retirement benefit in lieu of the monthly Deferred Compensation Benefit. The amount of such lump sum retirement benefit shall be the value of the Director’s Elective Contribution Account, measured as of the Director’s Benefit Age. Such lump sum benefit shall be payable to the Director on his Benefit Eligibility Date. In the event the Director dies after becoming eligible for such payment upon attainment of his Benefit Age, but before the actual payment is made, his Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 4.1 (c) within thirty (30) days of the date the Administrator receives notice of the Director’s death.

4.2	Financial Hardship Benefit.

In the event the Director incurs a Financial Hardship, the Director may request a Financial Hardship Benefit. Such request shall be either approved or rejected by the Board of Directors in the exercise of its sole discretion. The Director will be required to demonstrate to the satisfaction of the Board of Directors that a Financial Hardship has-occurred and that the Director is otherwise entitled to a Financial Hardship Benefit in accordance with Subsections 1.14 and 1.15. If a Financial Hardship Benefit is approved, it shall be paid in a lump sum within thirty (30) days of such approval. The balance of the Director’s Elective Contribution Account shall be reduced for any Financial Hardship Benefit distribution. Also, any subsequent retirement benefit, Survivor’s Benefit, or Disability Benefit shall be re-annuitized to reflect such distribution.

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4.3	Disability Benefit.

(a) Normal Form of Payment.

Notwithstanding any other provision hereof, if requested by the Director and approved by the Board of Directors, the Director shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined by a duly licensed physician selected by the Bank, that the Director is no longer able, properly and satisfactorily, to perform his regular duties as a Director, because of ill health; accident, disability or general inability due to age. If the Director’s service is terminated pursuant to this paragraph and Board of Director approval is obtained, the Director may begin receiving a monthly Disability Benefit in lieu of any Deferred Compensation Benefit, which is not available prior to the Director’s Benefit Eligibility Date. The Disability Benefit shall begin not more than thirty (30) days following the date of Board of Director approval of such benefit. The amount of the monthly benefit shall be the annuitized value (using the Interest Factor) of the Director’s Elective Contribution Account, measured initially as of the date of such disability determination, and re-annuitized at the beginning of each calendar year thereafter, using the interest Factor in effect at such time as adjusted pursuant to Subsection 1.16. The Elective Contribution Account shall be payable in monthly installments throughout the Payout Period. In the event the Director dies while receiving payments pursuant to this Subsection, or after becoming eligible for such payments but before the actual commencement of such payments, his Beneficiary shall be entitled to receive those benefits provided for in Subsection 5.1(a)(1) and the Disability Benefits provided for in this Subsection shall terminate upon the Director’s death.

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(b) Alternative Payout Option.

Notwithstanding any other provision hereof, if (i) the Director qualifies for the Disability Benefit in accordance with Subsection 4.3(a) above, and (ii) at any time prior to his disability determination the Director has made a Timely Election by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of the Joinder Agreement), the Director shall be entitled to receive the Disability Benefit in a lump sum payment. The amount of such lump sum benefit shall be the value of the Director’s Elective Contribution Account, measured as of the date of such disability determination. Such lump sum benefit shall be payable to the Director within thirty (30) days of the date on which the Board of Directors approves the Disability Benefit. In the event the Director dies after becoming eligible for such payment, but before actual payment is made, his Beneficiary shall be entitled to receive the benefit provided for in Subsection 5.1(c)(1) and the Bank’s obligation to pay the Disability Benefit pursuant to this Subsection shall thereupon terminate.

4.4	Removal For Cause.

In the event the Director is removed for Cause at any time prior to reaching his Benefit Age, he shall be entitled to receive the balance of his Elective Contribution Account, measured as of the date of removal. Such amount shall be paid in a lump sum within thirty (30) days of the Director’s date of removal. All other benefits provided for the Director or his Beneficiary under this Agreement shall be forfeited and the Agreement shall become null and void with respect to such Director and/or Beneficiary.

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SECTION V

DEATH BENEFITS

5.1	Death Benefit Prior to Commencement of Deferred Compensation Benefit.

(a) Normal Form of Payment. In the event (i) the Director dies prior to commencement of the Deferred Compensation Benefit, and (ii) the Director has not made a Timely Election to receive a lump sum benefit by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of the Joinder Agreement), the Bank shall pay the Director’s Beneficiary a monthly amount for the Payout Period, commencing within thirty (30) days of the date the Administrator receives notice of the Director’s death, the amount of which shall be the annuitized value (using the Interest Factor) of the Director’s Elective Contribution Account, measured initially as of the Director’s date of death, and re-annuitized at the beginning of each calendar year thereafter, using the Interest Factor in effect at such time as adjusted pursuant to Subsection 1.16. The Elective Contribution Account shall be payable in monthly installments throughout the Payout Period.

(b) Election by Beneficiary to Receive Lump Sum Benefit. In the event that, prior to his death, the Director has not made a Timely Election to receive a lump sum benefit payment by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of the Joinder Agreement), the Director’s Beneficiary may request to receive the appropriate death benefit pursuant to Subsection 5.1 (a) in the form of a lump sum benefit payment. Payment of the death benefit in such lump sum form shall be made only if (i) Board of Director approval is obtained, and (ii) the Director’s Beneficiary notifies the Administrator in writing of such election within ninety (90) days of the Director’s death. Such lump sum benefit, if approved by the Board of Directors, shall be payable within thirty (30) days of such Board of Director approval.

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(c) Alternative Payout Option. In the event the Director dies (i) prior to payment of the Deferred Compensation Benefit, and (ii) after the Director has made a Timely Election to receive a lump sum benefit by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of the Joinder Agreement), the Bank shall pay the Director’s Beneficiary a lump sum benefit pursuant to this Subsection within thirty (30) days of the date the Administrator receives notice of the Director’s death, the amount of which shall be equal to the balance of the Director’s Elective Contribution Account, measured as of the Director’s date of death. Such benefit shall be paid to the Director’s Beneficiary within thirty (30) days of the date the Administrator receives notice of the Director’s death.

5.2	Additional Death Benefit - Burial Expense. In addition to the above-described death benefits, upon the Director’s death, the Director’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand Dollars ($10,000.00). This benefit shall be provided specifically for the purpose of providing payment for funeral and/or burial expenses of the Director. Such benefit shall be payable within thirty (30) days of the date the Administrator receives notice of the Director’s death. The Director’s Beneficiary shall not be entitled to such benefit if the Director is terminated for Cause prior to his death.

SECTION VI

BENEFICIARY DESIGNATION

The Director shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as

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Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION VII

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Agreement, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments so specified under this Agreement. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VIII

RESTRICTIONS UPON FINDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Director, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank

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in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of any such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical -examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION IX

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Director nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

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SECTION X

ACT PROVISIONS

10.1	Named Fiduciary and Administrator. The Bank shall be the Named Fiduciary and Administrator (the “Administrator”) of this Agreement. As Administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.2

Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Director (or to his Beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference. to the provisions of this Agreement or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Board of Directors of the Bank in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the

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Board of Directors shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board of Arbitration shall consist of one member selected by the claimant, one member selected by the Board of Directors, and the third member selected by the first two members. The Board of Arbitration shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitration with respect to any controversy properly submitted to it for determination.

SECTION XI

VOTING ABSTENTION

In any case in which the Director, pursuant to this Agreement, submits any request to the Board of Directors regarding such Director’s benefits under the Agreement, the Director making such request shall be required to abstain from any voting and/or approval process which may be required of the Board of Directors in association with such request.

SECTION XII

MISCELLANEOUS

12.1	No Effect on Directorship Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank

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to discharge or otherwise deal with the Director without regard to the existence of the Agreement. Pursuant to 12 C.F.R. § 563.39(b), the following conditions shall apply to this Agreement:

(1)	The Bank’s Board of Directors may remove the Director at any time, but any removal by the Bank’s Board of Directors other than removal for Cause shall not prejudice the Director’s vested right to compensation or other benefits under the contract. As provided in Section 4.4, the Director shall be-paid the balance of his Elective Contribution Account in a lump sum within thirty (30) days of his removal in the event he is removed for Cause. He shall have no right to receive additional compensation or other benefits for any period after removal for Cause.

(2)	If the Director is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the Bank’s obligations under the contract shall be suspended (except vested rights) as of the date of termination of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Director all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(3)

If the Director is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by , an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all non-vested obligations of the Bank under the contract shall terminate as of the effective date of the order, but vested rights of the Director shall not be affected.

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(4)	If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all non-vested obligations under the contract shall terminate as of the date of default.

(5)	All non-vested obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

(i)	by the Director (of the Federal Deposit Insurance Corporation or the Resolution Trust Corporation] or his designee at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in § 13(c) of the Federal Deposit Insurance Act; or

(ii)	by the Director (of the Federal Deposit Insurance Corporation or the Resolution Trust Corporation) or his designee, at the time the Director or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, (i.e., the balance of his Elective Contribution Account), however, shall not be affected by such action.

12.2	State Law. The Agreement is established under, and will be construed according to, the laws of the State of New Jersey.

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12.3	Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

12.4	Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Agreement to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

12.5

Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Director is not made known to the Bank as of the date upon which any payment of the Deferred Compensation Benefit may first be made, the Bank shall delay payment of the Director’s benefit payment(s) until the location of the Director is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Director until the expiration of thirty-six (36) months. During any period in which the Director’s whereabouts are unknown to the Bank and said benefit payments are being held by the Bank, the interest rate for purposes of compounding monthly interest on the Director’s Elective Contribution Account shall be an annual rate equal to zero percent (0%). Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Director’s Beneficiary. If the location of the Director’s Beneficiary is not

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made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Director’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Director and his Beneficiary(ies) shall thereupon forfeit any rights to any and all benefits provided for such Director and/or Beneficiary under this Agreement.

12.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

12.7	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

12.8	Effect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

12.9

Suicide. Notwithstanding anything to the contrary in this Agreement, the benefits otherwise provided herein shall not be payable if the Director’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his Joinder Agreement. If the Director dies during this twenty-four (24) month period due to suicide, the balance of his Elective Contribution Account will be paid to the Director’s

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Beneficiary in a single payment. Payment is to be made within thirty (30) days after the Director’s death is declared a suicide by competent legal authority. Credit shall be given to the Bank for payments made prior to determination of suicide.

12.10	Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Director, his successors, heirs, executors, administrators, and Beneficiaries.

12.11	Tax Withholding. The Bank may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation then in effect.

12.12	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

SECTION XIII

AMENDMENT/PLAN TERMINATION

13.1

Amendment or Plan Termination. The Bank intends this Agreement to be permanent, but reserves the right to amend or terminate the Agreement when, in the sole opinion of the Bank, such amendment or termination is advisable. However, the Bank shall not amend Subsection 1.16 of the Agreement in a manner which reduces the Interest Factor to a rate below the rate earned on the Stable Fund provided for in the Bank’s qualified 401(k) plan (or, should the Bank’s qualified 401(k) plan be terminated, or such qualified 401(k) plan be amended so that the Stable Fund is no loner applicable to such plan, or should the Bank designate a different qualified 401(k) plan provider and such successor provider does not offer the Stable Fund, to a rate below an annual rate equal to: (i) the ask yield for the One Year Treasury Bill with a maturity date closest to one (1) year, as published by

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The Wall Street Journal on December 31 of the most recent calendar year, plus (ii) 150 basis points). Any amendment or termination shall be made pursuant to a resolution of the Board of Directors of the Bank and shall be effective as of the date of such resolution. No amendment or termination of the Agreement shall directly or indirectly deprive any Director of all or any portion of the Director’s Elective Contribution. Account as of the effective date of the resolution amending or terminating the Agreement.

13.2	Director’s Right to Payment Following Plan Termination. In the event of a termination of the Agreement, the Director shall be entitled to the balance, if any, of his Elective Contribution Account as of the date of termination, and all other provisions of this Agreement shall become null and void. Payment of the balance of the Director’s Elective Contribution Account shall not be dependent upon his continuation of service with the Bank following the termination date of the Agreement. Payment of the balance of the Director’s Elective Contribution Account shall be made in a lump sum within thirty (30) days of the date of termination of the Agreement.

SECTION XIV

EXECUTION

14.1	This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

14.2	This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed on this 1st day of August, 1995.

OCEAN FEDERAL SAVINGS BANK:

By:

(Title)

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